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                                                               EXHIBIT (A)(5)(D)


FOR IMMEDIATE RELEASE

October 18, 2001

ARV Assisted Living, Inc. Commences Tender Offer for American Retirement Villas Properties III, L.P.

COSTA MESA, CA., October 18, 2001. ARV Assisted Living, Inc., the Managing General Partner of American Retirement Villas Properties III, L.P., today announced it is commencing a cash tender offer, through a wholly-owned limited partnership, ARVP Acquisition, L.P., for up to 10,000 limited partnership units for a net cash purchase price of $360 per unit. The Offer, which begins today, will expire at 12:00 p.m. (Eastern Time) on Thursday, November 15, 2001. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn a number of units that will constitute at least a majority of the outstanding units in ARVP III.

The Offer has been made in response to an earlier hostile tender offer made by C3 Capital, LLC, a newly formed company, to purchase up to 10,000 limited partnership units in ARVP III at a net cash purchase price of $300 per unit. ARV has determined that the hostile offer made by C3 Capital is not in the best interests of limited partners and has recommended that limited partners reject the hostile offer and not tender their units to C3 Capital.

Founded in 1980, ARV is one of the largest operators of assisted living communities in the nation, currently operating 57 communities containing approximately 6,600 units in ten states.

THIS NEWS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY. IT DOES NOT CONSTITUTE A SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE TENDER OFFER FOR ARVP III'S LIMITED PARTNERSHIP UNITS. ARVP III'S UNITHOLDERS WILL BE ABLE TO OBTAIN ARVP III'S SOLICITATION/RECOMMENDATION STATEMENT FOR FREE WHEN IT BECOMES AVAILABLE AT THE SEC'S WEB SITE AT WWW.SEC.GOV. ARV HAS URGED THE ARVP III UNITHOLDERS TO CAREFULLY REVIEW ANY SUCH SOLICITATION/RECOMMENDATION STATEMENT PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE TENDER OFFER PROPOSAL.

Contact:
  ARV Assisted Living Inc.
  Abdo H. Khoury, President and
  Chief Financial Officer
  714/751-7400